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                                                                    Exhibit 99.1


[GREY GLOBAL GROUP LOGO]
                                                     Inter-Office Correspondence

Grey Global Group Inc.
777 Third Avenue
New York, NY 10017
212 546 2000

to          ROBERT L. BERENSON          date  OCTOBER 13, 2004,

from        STEVEN G. FELSHER           copy

subject     YOUR TRANSACTION

                        -PERSONAL AND VERY CONFIDENTIAL-


 Bob, this will set forth the terms which we have discussed:

      - your full-time employment with Grey will terminate January 31, 2005; beginning February 1, 2005, your retirement benefits of a pension under the Company's SEOPP plus a supplemental pension at the rate of $50,000 per year for the shorter of (i) so long as you are entitled to your SEOPP pension and (ii) 15 years; your post-retirement benefits shall also include the right to participate in the broad-based healthcare benefit program maintained by Grey applicable for up to five years commencing February 2004 (subject to your not taking a position which offers healthcare insurance coverage).

      - your remaining loans owing to Grey shall be forgiven January 1, 2005.

      - you shall be awarded a normal discretionary bonus and a 2003 Senior Management Incentive Plan ("SMIP") allocation for your work during 2004; these awards will be granted to you no later than when they are allocated to the other senior executives of Grey.

      - all SMIP allocations (including any relating to prior to 2004) shall vest in you and be paid to you no later than five days after the grant to you of your allocation in such plan for 2004.

      - at the earliest convenient date in the beginning of January 2005, any shares and cash which have been allocated to you and deferred under the 1998 Senior Management Incentive Plan shall be distributed to you.

      - you shall be given the office chairs, desk and table in your office, and the office computer equipment you are currently using.
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Robert L. Berenson/Your Transaction
Page Two



      - on January 31, 2005, you shall be paid $30,000 in consideration of your agreement to be available to consult during 2005, it being understood that the terms of any such consulting shall be separately negotiated and acceptable to both Grey and to you.

      - the restrictive covenant by which you will be bound as a recipient of benefits under Grey's Senior Executive Pension Plan shall not be deemed to include any prohibition on your working with or for a local advertising firm in the environs of Sedona, Arizona which does not handle national accounts or which is not associated with a major advertising agency holding company.

      - in consideration of the foregoing, Grey and you will sign standard mutual releases.

Bob, I trust this covers what we have discussed but if you have any questions, please advise.

Thanks,


ACKNOWLEDGED BY:


/s/ Steven G. Felsher         /Date: 10-13-04
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Steven G. Felsher


AGREED TO AND ACCEPTED BY:


/s/ Robert L. Berenson        /Date: 10-13-04
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Robert L. Berenson